Exhibit 21.1

SUBSIDIARIES OF BLYTH, INC.

Subsidiaries of the Registrant/U.S.	Other Names Under Which Subsidiary Does Business	State/Country of Incorporation
1. Blyth Home Expressions, Inc.		Delaware
2. Blyth Direct Selling Holdings, Inc.		Delaware
3. Blyth Wholesale Holdings, Inc.		Delaware
4. Blyth Catalog and Internet Holdings, Inc.		Delaware
5. Boca Java, Inc.		Delaware
6. Candle Corporation of America	Colonial Candle	New York
7. CBK Styles, Inc.		Delaware
8. KWA, Inc.		Minnesota
9. Midwest of Cannon Falls, Inc.	Midwest	Minnesota
10. Miles Kimball Company		Wisconsin
11. PartyLite Gifts, Inc.	PartyLite	Virginia
12. PartyLite Holding, Inc.		Delaware
13. PartyLite Worldwide, Inc.	PartyLite	Delaware
14. The Sterno Group LLC		Delaware
15. ViSalus Holdings, LLC	ViSalus Sciences	Delaware

Subsidiaries of the Registrant/International	State/Country of Incorporation
16. Blyth Asia Limited	Hong Kong
17. Blyth Candles Ltd.	Ireland
18. Blyth Holding B.V.	Netherlands
19. Blyth HomeScents International UK Limited	England
20. Blyth International BV	Netherlands
21. Blyth UK LLP	England
22. Midwest of Cannon Falls Canada	Canada
23. PartyLite A.p.S.	Denmark
24. PartyLite A.S.	Norway
25. PartyLite Gifts, Ltd.	Canada
26. PartyLite GmbH	Germany
27. PartyLite Handelsgesellschaft m.b.H.	Austria
28. PartyLite Importaciones S.A. de C.V.	Mexico
29. PartyLite Manufacturing Limited	England
30. PartyLite, S.A. de C.V.	Mexico
31. Partylite Oy	Finland
32. PartyLite Pty Limited	Australia
33. PartyLite SARL, Ltd.	Switzerland
34. PartyLite SARL	France
35. PartyLite Trading SA	Switzerland
36. PartyLite Europe Technology GmbH	Germany
37. PartyLite U.K., Ltd.	England
38. Servicios Administrativos PartyLite, S.A. de C.V.	Mexico